Code Of Business Conduct And Ethics
for

XCel Brands, Inc.

1.	Purpose

XCel Brands, Inc. (the “Corporation”) Code of Business Conduct and Ethics (the “Code”) is a guide to ethical decision-making.  While the standards in the Code are mainly based on laws to which we are all subject, in some cases they go beyond legal obligations.  In this respect, the Code reflects the values that define the Corporation and the principle that we must strive to avoid any circumstances that may give rise to even an appearance of impropriety.  The standards in this Code may be further explained or implemented through corporate policies or other compliance manuals, including those relating to specific areas of our business.

Each of us is personally responsible for making sure that our business decisions and actions comply at all times with the rules and regulations of federal, state and local governments and other appropriate private and public regulatory agencies and this Code.  However, no set of standards should be considered the final word in all circumstances.  When you have doubts about the application of a standard or where we have not addressed a situation that presents an ethical issue, you should seek guidance from your immediate supervisor or from the Corporation’s Compliance Officer (as designated from time to time by the Board of Directors).  In addition, each of us has a duty to report behavior on the part of others that appears to violate this Code or any other compliance policy or procedure of the Corporation.

All supervisory and management personnel, including all officers and directors of the Corporation, have a special responsibility to lead according to the standards of this Code, in both words and action.  Our supervisory and management personnel are also expected to adhere to and promote our “open door” policy.  This means that they are available to anyone with ethical concerns, questions, or complaints.  We also maintain a confidential “hot line” that you can call, the details of which are set out at the end of this Code.  All concerns questions and complaints will be taken seriously and handled promptly, confidentially and professionally.  No retaliatory action will be taken against any employee for raising concerns, questions or complaints in good faith.

The following standards of conduct will be enforced at all organizational levels.  Anyone who violates them will be subject to prompt disciplinary action, up to and including dismissal.

This Code supplements and is not intended to replace any other current policy of the Corporation relating to matters referred to herein or otherwise, including, without limitation, the Corporation's employee handbook, Insider Trading Policy and Corporate Communications Policy.

2.	Covered Persons

This Code applies to all officers, directors and employees of the Corporation and its affiliates.

Wherever we do business, we are required to comply with all applicable laws, rules and regulations.  We are also responsible for complying with requirements of contracts that we have entered into with other parties, such as distribution or supply agreements, service agreements, purchase and sale agreements, intellectual property licenses, confidentiality agreements, leases, and other agreements.  The standards in this Code must, of course, be interpreted in light of the law and practices of the areas where we operate, as well as good common sense.  Any questions as to the applicability of any law should be directed to the Corporation’s Compliance Officer.  Any suspected or actual violation of any applicable law, rule or regulation or our contractual undertakings should be reported immediately to your immediate supervisor or the Compliance Officer.  If you are not comfortable reporting to your immediate supervisor or the Compliance Officer, you may report the situation to the confidential hotline, the details of which are set out at the end of the Code.

3.	Conflicts of Interest

A conflict of interest occurs whenever our private interests interfere – or appears to interfere — with the interests of the Corporation as a whole.  In order for the Corporation to carry out its business effectively, it must be assured of loyalty of each of its officers, directors and employees.  We must therefore refrain from entering into relationships that might impair our judgment as to what is best for the Corporation.  Even relationships that give the appearance of a conflict of interest should be avoided.  You cannot avoid these standards by acting through someone else, such as a friend or family member.

There are many different ways in which conflicts of interest arise.  For example, personal financial interests, obligations to another company or governmental entity or the desire to help a relative or friend are all factors that might divide our loyalties.  To clarify what we mean, we have set out below our policies about the most common types of conflict of interest.

If you believe it is not possible to avoid a conflict of interest you must bring this to the attention of, and make full written disclosure of the surrounding circumstances to, your immediate supervisor, who should in appropriate circumstances bring it to the attention of the Corporation’s Board of Directors.  If your immediate supervisor is unavailable you may bring the matter directly to the attention of the Compliance Officer.

A.	Outside Employment and Directorships

Executive officers and members of the Board of Directors (the “Board”) of the Corporation may not work for or receive compensation for services from any competitor, customer, licensee or supplier of the Corporation, in each case, without the prior approval of the Board.  In addition, they may not serve on the board of directors of another company or of a governmental agency without the prior approval of the Board.  No employee may work for or receive compensation for services from any competitor, customer, licensee or supplier of the Corporation, in each case, without the prior approval of the Corporation’s Compliance Officer.

Most of these situations are likely to present conflicts of interest.  Even where approval is granted, you must take appropriate steps to separate Corporation and non-Corporation activities.  The Compliance Officer will assist you in determining what steps are appropriate.

B.	Investments

You or any member of your immediate family (your spouse or your children living with you), may not have financial interests in any competitor, customer, distributor or supplier of the Corporation where this would influence, or appear to influence, actions on behalf of the Corporation.  If there is any doubt about how an investment might be perceived, you should discuss it in advance with your immediate supervisor or the Compliance Officer.

C.	Using the Corporation’s Time and Assets for Personal Benefit

You may not, directly or indirectly, perform non-Corporation work or solicit that work on the Corporation’s premises or while working on the Corporation’s time, including any paid leave you are granted by the Corporation.  Also, you are not permitted to use Corporation assets (including equipment, telephones, materials, resources or proprietary information) for any outside work.

D.	Loans to Employees

Loans to and guarantees of obligations of employees, officers or directors incurred for personal reasons can also present conflicts of interest.  Corporation loans to employees (other than the Corporation’s officers and/or directors) are not prohibited.  Loans to officers and directors are prohibited by law.

E.	Acceptance of Gifts and Entertainment

The acceptance of gifts and entertainment by you or members of your family may present a conflict of interest.  While you are permitted to accept reasonable gifts of nominal value, such as unsolicited promotional items or holiday gifts, you are prohibited from accepting or soliciting anything that might reasonably be deemed to affect your judgment or that is accompanied by any express or implied understanding that you are in any way obligated do to something in exchange for the gift.  Similarly, you may accept entertainment, but only insofar as it is reasonable in the context of the business at hand and facilitates the Corporation’s interests.  You are strictly prohibited from soliciting gifts, gratuities or business courtesies for yourself or for the benefit of any family member or friend.

F.	Family Members and Close Personal Relationships

The Corporation’s standards of conduct are not intended to intrude on our personal lives.  Situations may arise, however, where our relationships with family members and friends create conflicts of interest.  Generally, you are prohibited from being in the position of supervising, reviewing or having any influence on the job evaluation or salary of your relatives or friends.  It is your responsibility to act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships, and to the extent such conflicts arise, to resolve such conflicts honestly and ethically.  To this end, if you have family members or friends that work for businesses seeking to provide goods or services to the Corporation, you may not use your personal influence to affect negotiations and if you are an officer or director of the Corporation, you must notify the Corporation’s Compliance Officer, who will review the proposed transaction and notify the Audit Committee of the Corporation’s Board of Directors for review and action as it sees fit, including, if necessary, approval by the Corporation’s Board of Directors.  If you have relatives or friends that work for competitors, you should bring this fact to the attention of your immediate supervisor and discuss any difficulties that might arise and appropriate steps to minimize any potential conflict of interest.

G.	Corporate Opportunities

You may not appropriate to yourself, or to any other person or organization, the benefit of any business venture, opportunity or potential opportunity that you learn about in the course of your employment and that is in the Corporation’s line of business without first obtaining the Corporation’s written consent, as specifically authorized by the Board of Directors.  It is never permissible for you to compete against the Corporation, either directly or indirectly.  Employees, officers and directors owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises.

4.	Shareholder & Media Relations

We will provide accurate, appropriate and timely material information to the public, including our shareholders and the media to keep them informed of matters which affect our organization.  To assure consistency and accuracy in these communications and to prevent the inadvertent disclosure of confidential information, you should not give statements to shareholders or the media.  If you are contacted by a shareholder, the request should be immediately forwarded to the Corporation’s Compliance Officer or, in the case of financial issues, to the Corporation’s Chief Financial Officer.  If you are contacted by the media, the request should be forwarded to Compliance Officer or, in the case of financial issues or inquiries, to the Corporation’s Chief Financial Officer.

5.	Accurate Books and Records

U.S.  law requires the Corporation to make sure that its books and records accurately and fairly represent transactions and dispositions of our assets in reasonable detail.  In all of our operations, it is a violation of Corporation policy, and possibly illegal, for any of us to cause our books and records to be inaccurate in any way.  You must never create or participate in the creation of records that are misleading or artificial.  If you are asked to falsify the accounting records in any manner or are aware of falsification by anyone else in the Corporation, you should immediately report the event to the Corporation’s Compliance Officer.

You are expected to cooperate fully with our internal and independent auditors.  In particular, the following requirements must be strictly respected by all of us.

A.	Access to Corporation Assets, Transactions on Management’s Authorization

Access to Corporation assets is permitted only in accordance with management’s general or specific authorization and transactions must be executed only in accordance with management’s general or specific authorizations.  Transactions involving the Corporation must be recorded to permit preparation of our financial statements in conformity with generally accepted accounting principles and related requirements and to maintain accountability for the Corporation’s assets.

B.	Accurate Books

All Corporation books and records must be true and complete.  False or misleading entries are strictly prohibited, and the Corporation will not condone any undisclosed liabilities or unrecorded bank accounts or assets established for any purpose.

C.	Proper Payments

You may not authorize payment of Corporation funds knowing that any part of the payment will be used for any purpose other than the purpose described in the documents supporting the payment.

D.	Appropriate Controls

Administrative and accounting controls must be implemented to provide reasonable assurance that the Corporation is in compliance with the above requirements and that financial and other reports are accurately and reliably prepared, and fully and fairly disclose all required or otherwise material information.

E.	Prohibited Actions

No director, officer or employee shall (i) take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Corporation; or (ii) take any action to fraudulently influence, coerce, manipulate, or mislead any member of the Corporation’s internal auditors engaged in the performance of an internal audit or investigation.

6.	Complete, Accurate and Timely Disclosure

The Corporation is obligated to make various disclosures to the public.  The Corporation is committed to full compliance with all requirements applicable to its public disclosures.  The Corporation has implemented disclosure controls and procedures to assure that its public disclosures are timely, compliant and otherwise full, fair, accurate, timely and understandable.  All employees, officers and directors responsible for the preparation of the Corporation’s public disclosures, or who provide information as part of that process, have a responsibility to assure that such disclosures and information are complete, accurate and in compliance with the Corporation’s disclosure controls and procedures.

7.	Waivers of the Code of Business Conduct and Ethics

Any request for a waiver of any standard in this Code by any executive officer or director of the Corporation may be granted only by the Board or, in the case of employees (and not executive officers or directors), the Compliance Officer.  Only the Board or a designated committee of the Board may grant waivers involving any of the Corporation’s executive officers or directors, and all waivers granted to executive officers and directors must be promptly disclosed to the Corporation’s shareholders.  All personnel should be aware that the Corporation generally will not grant such waivers and will do so only when good cause is shown for doing so.

8.	Audits; Investigations; Disciplinary Action

The Corporation will conduct periodic audits of compliance with this Code.  Allegations of potential wrongdoing will be investigated by the proper corporate or departmental personnel and, upon the advice of the Compliance Officer, will be reported to the Board of Directors (or an appropriate committee thereof) and to the relevant authorities.  Knowingly false accusations of misconduct will be subject to disciplinary action.  You are required to cooperate fully with any internal or external investigation.  You must also maintain the confidentiality of any investigation and related documentation, unless specifically authorized by the Compliance Officer to disclose such information.

Appropriate disciplinary penalties for violations of this Code may include counseling, reprimands, warnings, suspensions with or without pay, demotions, salary reductions, dismissals, and restitution.  Disciplinary action may also extend to a violator’s supervisor insofar as the Corporation determines that the violation involved the participation of the supervisor or reflected the supervisor’s lack of diligence in causing compliance with the Code.  Any person who takes any action whatsoever in retaliation against the employee who has in good faith raised any question or concern about compliance with this Code will be subject to serious sanctions, which may include dismissal for cause.

You are reminded that the Corporation’s document retention policies strictly prohibit the destruction or alteration of documentation undertaken with the intent to obstruct any pending or threatened investigation or proceeding of any nature or in contemplation of a proceeding.

9.	Where to Turn for Advice

If you have questions about this Code, you should turn to your immediate supervisor or the Compliance Officer in the first instance.  The Corporation’s “open door” policy gives you the freedom to approach any member of management with ethical questions or concerns without fear of retaliation.

The Corporation's Compliance Officer has been designated with responsibility for overseeing and monitoring compliance with this Code.  The Compliance Officer will make periodic reports to the Corporation's Audit Committee regarding the implementation and effectiveness of this Code as well as the Corporation's policies and procedures to ensure compliance with this Code.

The Corporation's Compliance Officer may be reached at (347) 532-5894.  If you wish to communicate any matter anonymously, the Corporation will maintain the confidentiality of your communication to the extent possible under applicable laws.  Communications intended to be confidential should be mailed in writing, without indicating your name or address, to XCel Brands, 475 10th Avenue, New York, New York 10018, Attention:  Mr. Seth Burroughs.

The Corporation has also established a confidential hotline to enhance our commitment to conducting business ethically and to give you a confidential option to report your concerns.  If, for any reason, you do not feel comfortable speaking with your supervisor and would prefer to remain anonymous, you may leave a message on the confidential hotline at (___) ___-____ for the Compliance Officer. All employee communications made in good faith will be treated promptly and professionally and without risk of retribution.

Adopted:  September 29, 2011

Acknowledgement

I acknowledge that I have received, read and understood the Corporation’s Code of Business Conduct and Ethics and that my conduct as an employee, officer or director of the Corporation must at all times comply with the standards and policies set out in the Code, as well as any other legal or compliance policies or procedures of the Corporation.  I have not violated any standards or policies set out in the Code.
Officer/Director/Employee (Signature):

Printed Name:

Date: